Exhibit 5.6

24 September 2004

PRIVATE & CONFIDENTIAL

Bombardier Recreational Products Inc.

1061 Parent Street

ST BRUNO (QC) CANADA J3V 6P1

Dear Sirs

BRP Australia Pty Ltd - Legal Opinion

1.	Role

We have acted as legal advisers to Bombardier Recreational Products Inc. (BRP) and BRP Australia Pty Ltd ACN 097 370 100 (formerly named Bombardier Recreational Products Australia Pty Limited) (BRPA) in connection with the Documents.

Consent

We consent to BRP filing this opinion with the US Securities and Exchange Commission together with any registration statement of BRP and the ‘Guarantors’ (under the Registration Rights Agreement) which covers any of the ‘Exchange Securities’ or the ‘Transfer Restricted Securities’ pursuant to the provisions of the Registration Rights Agreement and to the inclusion of our name in connection with the issue of this opinion under the caption ‘Legal Matters’ in any prospectus included therein.

We issued an opinion in substantially similar terms on 15 March 2004.

2.	Definitions

Terms defined and references construed in the Indenture have the same meaning and construction in this opinion, unless otherwise defined or the context requires otherwise. In this opinion:

(a)	Indenture means the Senior Subordinated Note Indenture dated 18 December 2003 between BRP and the Guarantors as described in that document;

(b)	Registration Rights Agreement means the Registration Rights Agreement dated 18 December 2003 between the BRP, the Guarantors as described in that document, and others;

(c)	Documents means the documents specified as such in the schedule;

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(d)	Exchange Guarantee means the form of notation of guarantee to be endorsed on the Exchange Notes pursuant to section 11.04 of the Indenture as set out in Exhibit E to the Indenture.

3.	Scope

3.1	This opinion relates only to the laws of New South Wales (including applicable laws of the Commonwealth of Australia) as in force at 15 March 2004 and certain relevant facts as they existed at that date. We express no opinion as to the laws of any other jurisdiction. In this opinion, references to the laws in force in New South Wales include a reference to the applicable laws of the Commonwealth of Australia (together the ‘Relevant Jurisdiction’). We express no opinion as to the laws of any other jurisdiction, in particular, the laws of the State of New York, by which the Documents and the Exchange Guarantee are expressed to be governed.

3.2	This opinion is governed by the laws of New South Wales.

4.	Documents examined

We have examined the documents specified in the Schedule for the purposes of giving this opinion.

5.	Assumptions

We have assumed that:

(a)	all signatures, seals and dates on all documents (whether originals or copies) are genuine;

(b)	all documents submitted to us as originals are complete, up to date and authentic and continue in full force and effect;

(c)	all documents (including certified copies and facsimile copies) submitted to us as copies conform with complete and up to date authentic originals that continue in full force and effect;

(d)	no signatory who signed as an attorney under a power of attorney has received notice of revocation of the power of attorney under which that signatory has delivered and executed any document;

(e)	insofar as any obligation under the Documents or the Exchange Guarantee, is to be performed in any jurisdiction outside Australia (‘External Jurisdiction’), its performance will not be illegal or ineffective by virtue of the laws of that External Jurisdiction (as to which we express no opinion);

(f)	in relation to the written resolution of directors referred to in the Schedule (‘Written Resolution’):

(i)	all directors who signed the Written Resolution were entitled to do so and were duly appointed and the Written Resolution was signed by all directors entitled to vote on the resolutions therein recorded;

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(ii)	all requirements in relation to the Written Resolution were duly observed;

(iii)	the resolutions recorded in the Written Resolution were accurately recorded and duly passed as recorded and those resolutions have not been superseded or amended and remain in full force and effect; and

(iv)	the wording of the resolutions in each document constituting the Written Resolution and signed by a director is identical in each such document and is identical to the wording contained in the copies of the documents provided to us;

(g)	the company extracts of the public records of BRPA obtained from the Australian Securities and Investment Commission (‘ASIC’) have been correctly transcribed from the returns and forms lodged with ASIC and are genuine, complete and accurate;

(h)	the directors of BRPA, in resolving that BRPA enters into the Documents to which it is a party and the Exchange Guarantee, have justifiably formed the opinion that the execution and performance of those Documents and the Exchange Guarantee is for its benefit and in its best interests and that a reasonable person in the position of BRPA would have entered into those Documents and the Exchange Guarantee having regard to all relevant matters including (but not limited to) the benefit and detriment to it of entering into those documents;

(i)	the choice of governing law is bona fide and is not unconnected with the commercial realities of the transactions contemplated by the Documents and the Exchange Guarantee;

(j)	the Documents and the Exchange Guarantee constitute legal, valid and binding and enforceable obligations on all parties under all applicable laws except BRPA under the laws of the Relevant Jurisdiction;

(k)	except to the extent that a representation or statement relates to the subject matter of one of our opinions expressed in section 6 below, all representations and statements as to factual matters expressed in the Documents and the Exchange Guarantee are true and accurate;

(l)	insofar as any obligation under any document is to be performed in any jurisdiction other than the Relevant Jurisdictions, its performance will not be illegal, contrary to public policy or otherwise ineffective under the law of that jurisdiction;

(m)	there is no term or provision of any document that is not a Document or the Exchange Guarantee which would or might be inconsistent with the terms of the Documents or the Exchange Guarantee;

(n)	BRPA has not passed a voluntary winding up resolution, and no petition has been presented to, or order made by, a court for the winding up of BRPA, and no receiver, receiver and manager or administrator has been appointed in relation to or in connection with BRPA or any of its assets (and we confirm that the searches referred to in the Schedule reveal no such action with respect to BRPA);

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(o)	that BRPA was solvent on and immediately after execution of the Documents and will not become insolvent because it enters into the Documents or the Exchange Guarantee or because of any act or omission taken to give effect to the Documents or the Exchange Guarantee;

(p)	no transaction in connection with, or contemplated by, the Documents or the Exchange Guarantee is an unfair loan, as contemplated by sections 588FD of the Corporations Act 2001;

(q)	none of the Documents or the Exchange Guarantee or any transaction under or contemplated by them will contravene or has contravened section 260A of the Corporations Act;

(r)	the execution of the Documents or the Exchange Guarantee and the performance by any party of its obligations or the exercise of its rights under them or any transaction contemplated by any of the Documents or the Exchange Guarantee does not and will not constitute a contravention of section 208 or 601LC of the Corporations Act by any person;

(s)	the Commissioner of Taxation of the Commonwealth of Australia does not give any direction under section 218 or 255 of the Income Tax Assessment Act 1936 (‘ITAA’) requiring BRPA to deduct from any payment to any other party to a Document or the Exchange Guarantee any amount in respect of tax payable by that other party.

(t)	no party is or will be engaged in misleading deceptive or unconscionable conduct nor is or will be seeking to achieve any purpose not apparent from the Documents or the Exchange Guarantee which might render them illegal or void;

(u)	no person entitled to rely on this opinion is aware that any assumption made by us is incorrect; and

(v)	the Documents were, and the Exchange Guarantee will be, executed in New South Wales or outside the Commonwealth of Australia.

The making of any or all of the above assumptions does not imply that we have made any enquiry to verify the correctness of any assumption. No assumption or qualification in this opinion limits any other assumption or qualification in it.

6.	Opinion

On the basis of the assumptions in paragraph 5 above, and subject to the qualifications in paragraph 7 below and any other relevant matters not disclosed to us, we are of the opinion that:

(a)	BRPA was, at the time of entering into the Documents, and is a corporation duly incorporated and validly existing under the laws of the Relevant Jurisdiction;

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(b)	BRPA:

(i)	has the corporate power under its constitution to execute, deliver and perform its obligations under the Documents and the Exchange Guarantee;

(ii)	has duly authorised the execution of the Documents; and

(iii)	has duly authorised the execution of the Exchange Guarantee.

(c)	each Document has been validly executed and delivered on behalf of BRPA by an individual with the authority to execute the document on BRPA’s behalf;

(d)	each Document to which BRPA is a party constitutes a legal, valid and binding obligation on BRPA, enforceable in the courts of the Relevant Jurisdictions;

(e)	the execution and delivery of the Documents on BRPA’s behalf and BRPA’s entry into the Documents does not and the performance of its obligations under and the compliance by BRPA with the provisions of the Documents, and the execution and delivery of the Exchange Guarantee on BRPA’s behalf and BRPA’s entry into the Exchange Guarantee and the performances of its obligations under and compliance with the provisions of the Exchange Guarantee by BRPA, will not result in any violation of:

(i)	any of the provisions of its constitution; or

(ii)	any law or regulation having the force of law in the Relevant Jurisdictions applying to companies generally;

(f)	no consent, authorisation, licence or approval of governmental or public bodies in the Relevant Jurisdictions is required to authorise the execution, delivery, validity, enforceability or admissibility in evidence of the Documents or the Exchange Guarantee or the performance by the parties of their respective obligations under the Documents or the Exchange Guarantee;

(g)	it is not necessary under the laws of any Relevant Jurisdiction to provide an original or copy of any Document to any Court or government agency in order to ensure the legality, validity enforceability or admissibility in evidence of any Document; and

(h)	where interest or an amount in the nature of interest is paid by an Australian resident company to a non-resident, interest withholding tax is required to be deducted from the interest payment at the rate of 10%.

7.	Qualifications

7.1	The qualifications to which this opinion is subject are as follows:

(a)	We express no opinion as to any matter of fact.

(b)	Our opinion is restricted to the matters specified in paragraph 6 and does not extend by implication to any other thing.

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(c)	The search at ASIC referred to in the Schedule is not conclusively capable of revealing whether or not any insolvency action has been commenced in respect of BRPA, because notice of these matters may not be filed with ASIC immediately and, when filed, may not be entered on the public register of BRPA immediately. In addition, a search is not capable of revealing, prior to the making of the relevant order, whether or not a winding up petition has been presented.

(d)	Our opinion that an obligation or document is enforceable means that the obligation or document is of a type and form which courts in the Relevant Jurisdictions enforce. It is not to be taken as meaning that the obligation or document can necessarily be enforced in accordance with its terms in all circumstances. In particular, the validity and enforceability of an obligation or document in an Australian court may be limited or affected by the following:

(i)	statutes of limitation and defences such as set-off, laches, forbearance, election, abatement or counterclaim;

(ii)	laws relating to fraud, duress, misrepresentation or unreasonable, misleading, deceptive or unconscionable conduct;

(iii)	estoppel and similar principles;

(iv)	laws concerning insolvency, bankruptcy, liquidation, receivership, administration, reorganisation, arrangement, moratoria, court schemes, enforcement of security interests or similar laws;

(v)	defences generally affecting creditor’s rights or duties and specific court orders obtained under laws, including section 444F and Part 5.3A Division 13 of the Corporations Act; or

(vi)	obligations to provide security as to costs, undertakings as to damages or indemnities for malicious or wrongful action.

(e)	In addition, the enforceability of the securities are subject to general law and statutory duties, obligations and limitations, including:

(i)	the right of the chargor or mortgagor to redeem the property the subject of the securities, by tender of payment in full of the moneys secured at any time before the sale of that property;

(ii)	the obligation of a controller (as defined in the Corporations Act) appointed by a chargee or mortgagee to comply with section 420B of the Corporations Act;

(iii)	the obligation of a chargee or mortgagee or any controller appointed by a chargee or mortgagee in relation to the exercise of any power of sale;

(iv)	the obligation of a chargee or mortgagee in possession to account to the chargor or mortgagor; and

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(v)	that a provision that a mortgagee, chargee, receiver or attorney has no liability for, or that any person dealing with any of them will not be affected by, any irregular or defective dealing, may not be effective in all circumstances, but in relation to the general law and statutory duties, obligations and limitations, the position of the chargee or mortgagee under the Securities is no different from any other person holding similar security in the Relevant Jurisdictions.

(f)	In reaching the opinions expressed in this letter, we have relied upon those assumptions which a person having dealings with a company is entitled to entitled to make pursuant to subsection 129(1), (2), (5), (6) and (7) of the Corporations Act as if we were a person having dealings with BRPA.

(g)	The power of an Australian court to grant equitable remedies such as injunction and specific performance is discretionary and an Australian court might make an award of damages if such an award would be an adequate remedy.

(h)	The clauses in the Documents requiring payment of interest at a default rate may not be enforceable in an Australian court if they are construed as being a penalty and not a genuine pre-estimate of loss.

(i)	The issue of certificates or determinations under the Documents will not necessarily prevent judicial enquiry into the merits of any claim by an aggrieved party.

(j)	Where a party to any of the Documents is vested with a discretion or may determine a matter in its opinion, Australian law may require that such discretion is exercised reasonably or that such opinion is based upon reasonable grounds.

(k)	We express no opinion as to the enforceability in all circumstances of provisions relating to set-off, nor do we express any opinion as to the existence of equities, rights of set-off, counterclaims, liens, charges and encumbrances which are not registrable under the Corporations Act and which may have arisen and not been so registered.

(l)	The question of severability from the Documents of provisions which are invalid due to illegality in order to save the other provisions is a matter which would be determined by an Australian court in its discretion.

(m)	An Australian court may refuse to give effect to the provisions relating to expenses in respect of the costs of enforcement (actual or contemplated) or of unsuccessful litigation brought before an Australian court or where the court itself has made an order for costs.

(n)	An indemnity for legal costs may be unenforceable.

(o)	Judgments have been entered in the courts of the Relevant Jurisdictions for amounts expressed in currencies other than Australian dollars, but a currency provision in the Documents may be unenforceable if it is contrary to public policy in the Relevant Jurisdictions.

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(p)	We express no view on any provision in the Documents requiring written amendments and waivers of any of the provisions of such documents insofar as it suggests that oral or other modifications, amendments or waivers could not be effectively agreed upon or granted by or between the parties or implied by the course of conduct of the parties.

(q)	An Australian court may determine in its discretion the extent of enforceability of a provision in the Documents which provides for an indemnity in respect of a breach of the law, fraud or other matters, or a choice of law or submission to the jurisdiction of certain courts, on the basis of public policy.

(r)	A court may refuse to exercise jurisdiction in certain circumstances, including where it determines that there is a more suitable forum or that an order of the court would not be effective and may stay an action on the grounds of oppression or vexation.

(s)	The Reserve Bank of Australia may from time to time restrict foreign currency transactions with certain foreign countries, governments and authorities and their agencies or nationals or property, securities or funds belonging directly or indirectly to such persons pursuant to the Banking (Foreign Exchange) Regulations. In that case, the specific approval of the Reserve Bank of Australia would be necessary in relation to the making of payments to such persons.

(t)	At present, the specific approval of the Reserve Bank of Australia must be obtained in connection with certain transfers of funds or payments to, by the order of, or on behalf of, and certain transactions involving, directly or indirectly:

(i)	the consulates and embassies in Australia of the former Federal Republic of Yugoslavia and named supporters of Slobodan Milosevic; and

(ii)	certain named ministers and senior officials of the Government of Zimbabwe.

Australia is a signatory to the Charter of the United Nations (Anti-terrorism Measures) Regulations 2001 which implements, in Australia, the financial measures required by United Nations Resolution 1373 (2001) by requiring the freezing of funds and assets of persons and entities identified by the Minister for Foreign Affairs of Australia as being associated with terrorism and prohibits transactions with these persons and entities, including transfer of funds.

7.2	We have provided separate advice on stamp duty in relation to certain aspects of the transaction to which the Documents relate.

8.	Benefit

8.1	This opinion is addressed to you personally.

8.2	This opinion may be relied upon, quoted and referred to by Ropes & Gray LLP for the purposes of their rendering of legal opinions in connection with the transactions contemplated by the Supplemental Indenture and the filing of any registration statement

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in accordance with the Registration Rights Agreement filed by BRP. Subject thereto, this opinion is not to be transmitted to any other person, nor is it to be relied upon by any of the persons to whom it is addressed for any other purpose or by any other person for any purpose, or quoted or referred to in any public document or filed with any government agency or other person without our prior written consent provided that BRP may file this opinion with the US Securities and Exchange Commission together with any registration statement of BRP and the ‘Guarantors’ (under the Registration Rights Agreement) which covers any of the ‘Exchange Securities’ or the ‘Transfer Restricted Securities’ pursuant to the provisions of the Registration Rights Agreement (our consent to which filing is given in paragraph 1 above).

Yours faithfully

MINTER ELLISON

/s/ Ralph Ayling
Partner

Contact:	Ralph Ayling Direct phone: +61 2 9921 4805
E.mail:	ralph.ayling@minterellison.com
Our reference:	RCA 20-4441857

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Schedule

Documents

Description	Parties	Date
Supplemental Indenture	• BRPA	12 March 2004

• Bombardier Recreational Products Inc

• 4186524 Canada Inc.

• BRP Nova Scotia ULC

• Bombardier Motor Corporation of America Inc.

• BRP (USA) Inc.

• BRP Holding LP

• BRP LLC

• BRP (Barbados) Inc.

• BRP (Luxembourg) 1 S.AR.L.

• BRP (Luxembourg) 2 S.AR.L.

• BRP (Luxembourg) 3 S.AR.L.

• BRP (Luxembourg) 4 S.AR.L.

• BRP (Luxembourg) 5 S.AR.L.

• 4145321 Canada Inc.

Joinder Agreement to Registration Rights Agreement	• BRPA	12 March 2004

Documents Examined

Description	Parties	Date
Indenture	• Bombardier Recreational Products Inc.	18 December 2003

• 4186524 Canada Inc.

• BRP Nova Scotia ULC

• Bombardier Motor Corporation of America Inc.

• BRP (USA) Inc.

• BRP Holding LP

• BRP LLC

• BRP (Barbados) Inc.

• BRP (Luxembourg) 1 S.AR.L.

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• BRP (Luxembourg) 2 S.AR.L.

• BRP (Luxembourg) 3 S.AR.L.

• BRP (Luxembourg) 4 S.AR.L.

• BRP (Luxembourg) 5 S.AR.L.

• 4145321 Canada Inc.

Registration Rights Agreement	• Bombardier Recreational Products Inc.	18 December 2003

• 4186524 Canada Inc.

• BRP Nova Scotia ULC

• Bombardier Motor Corporation of America Inc.

• BRP (USA) Inc.

• BRP Holding LP

• BRP LLC

• BRP (Barbados) Inc.

• BRP (Luxembourg) 1 S.AR.L.

• BRP (Luxembourg) 2 S.AR.L.

• BRP (Luxembourg) 3 S.AR.L.

• BRP (Luxembourg) 4 S.AR.L.

• BRP (Luxembourg) 5 S.AR.L.

• Merrill Lynch & Co

• Merrill Lynch, Pierce, Fenner & Smith Inc.

Description	Form
The constitution of BRPA	Copy.

Description	Form
Written resolution of the board of directors of BRPA relating to its participation in this transaction.	Copies.

The public files of BRPA at ASIC.	Current computer database company search extracts obtained on 11 March 2004.